EX-99.77Q1 OTHR EXHB

Exhibit 7C
Addendum to Question 7.C on Form N-SAR

List the names of each series and give a consecutive number to each series in excess of the 99 consecutive series permitted by the form.
Please refer to the most recent shareholders report for additional information concerning the fund.

Series Number	Series Name	Is this the last filing for this series? (Y/N)
100	JNL/Crescent High Income Fund	N
101	JNL/DoubleLine® Emerging Markets Fixed Income Fund	N
102	JNL/DoubleLine® Shiller Enhanced CAPE Fund	N